Exhibit 99.1

PENN Entertainment, Inc. Announces New Corporate Organizational Structure

January 5, 2026

WYOMISSING, Pa.--(BUSINESS WIRE)--Jan. 5, 2026-- PENN Entertainment, Inc. (“PENN” or the “Company”) (Nasdaq: PENN) today announced a new corporate organizational structure designed to reflect the Company’s strategic priorities, including the realignment of its Interactive focus on PENN’s digital assets in Canada and its Hollywood iCasino product in the U.S. to further leverage its core retail casino business and overall omnichannel business model.

“As we turn the calendar to 2026, we are restructuring our corporate organization in order to achieve greater operational efficiencies, deepen customer engagement across channels, maximize free cash flow, and drive shareholder value,” said Jay Snowden, PENN’s Chief Executive Officer and President.

In conjunction with this realignment, Todd George, Executive Vice President, Operations, and Rich Primus, Senior Vice President, Chief Information Officer (“CIO”), will step down and their positions will be eliminated.

Mr. George has served at PENN for more than 13 years in various capacities, including as Vice President and General Manager of the Hollywood Casino properties in Lawrenceburg, Indiana and St. Louis, Missouri and as Senior Vice President of Regional Operations for the Midwest, prior to becoming Executive Vice President, Operations. He helped to reimagine and modernize the entertainment experience at PENN’s properties and, most recently, oversaw the successful opening of the new Hollywood Casino Joliet and the second hotel tower at the M Resort Spa Casino.

Mr. Primus has served as PENN’s CIO for more than 10 years and, in addition to launching the Company’s 3Cs initiative, he helped develop and execute PENN’s strategic technology plan and cyber security framework.

PENN’s current Senior Vice Presidents of Regional Operations -- Rafael Verde, Aaron Rosenthal and Justin Carter -- will continue their regional oversight of PENN’s retail operations, with Mr. Verde and Mr. Rosenthal reporting to Mr. Snowden and Mr. Carter reporting to Mr. Verde.

Jennifer Weissman, Chief Marketing Officer, will report to Mr. Snowden. She will focus on maximizing omnichannel results, which will include working closely with Aaron LaBerge, Chief Technology Officer and Head of Interactive, to further enhance the PENN Play™ loyalty program, its overall value proposition and cross-sell execution.

Aaron LaBerge will assume responsibility for PENN’s enterprise IT functions, in addition to maintaining his current responsibilities, and will continue to report to Mr. Snowden. This unified technology organization will align PENN’s retail, digital, data, cloud, and security platforms under a single leadership structure, reducing duplication, improving capital efficiency, and accelerating the Company’s ability to design, build, and deploy scalable new products and omnichannel capabilities in support of PENN’s businesses.

PENN has commenced a search for a digital Chief Operating Officer to help oversee the day-to-day operations of the Interactive segment and enable Mr. LaBerge to spend more time with the combined technology teams. The digital COO will report to Mr. LaBerge.

“Both Todd and Rich have made significant contributions to PENN’s evolution over the past decade and helped build the strong foundation we have in place today,” said Mr. Snowden. “On behalf of the Company’s Board of Directors, I want to express my appreciation for their dedication and efforts to PENN over the years and wish them well in their future endeavors.”

PENN’s new corporate organizational structure, which is supported by the Company’s Board of Directors, is effective immediately. The Company is evaluating additional opportunities to strengthen and streamline its operations and will provide an update when it reports its fourth quarter 2025 financial results in February 2026, including the anticipated annualized cost savings and improved free cash flow generation related to the new corporate organizational structure and optimization initiatives.

About PENN Entertainment

PENN Entertainment, Inc., together with its subsidiaries (“PENN,” or the “Company,” “we,” “our,” or “us”), operates in 28 jurisdictions throughout North America, with a broadly diversified portfolio of casinos, racetracks, and online sports betting and iCasino offerings. PENN’s focus is on organic cross-sell opportunities, reinforced by its market-leading retail casinos, sports media assets and technology, including a proprietary state-of-the-art, fully integrated digital sports betting and iCasino platform, and an in-house iCasino content studio. The Company’s portfolio is further bolstered by its industry-leading PENN Play™ customer loyalty program, offering its over 33 million members a unique set of rewards and experiences.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” “look forward to,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding maximizing omnichannel results, improving overall value proposition and cross-sell execution and the anticipated benefits associated with the new corporate organizational structure. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results, or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors, including those factors described in PENN Entertainment’s filings with the Securities and Exchange Commission (the “SEC”), including PENN Entertainment's current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K for the year ended December 31, 2024. Forward-looking statements speak only as of the date they are made and, except for PENN Entertainment’s ongoing obligations under the U.S. federal securities laws, PENN Entertainment undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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Mike Nieves
Sr. Vice President and Treasurer
610-373-2400
Source: PENN Entertainment, Inc.